Exhibit 99.5

November 14, 2025

Board of Directors
Heritage Financial Corporation
201 Fifth Avenue SW
Olympia, WA 98501

Members of the Board:

We hereby consent to the inclusion of our opinion letter to the Board of Directors of Heritage Financial Corporation (the “Company”) as an Appendix to the Joint Proxy Statement/Prospectus relating to the Company’s proposed acquisition of Olympic Bancorp, Inc. contained in the Registration Statement on Form S-4 as filed with the Securities and Exchange Commission by the Company, and to the references to our firm and such opinion in such Joint Proxy Statement/Prospectus and Registration Statement. In giving such consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended (the “Act”), or the rules and regulations of the Securities and Exchange Commission thereunder (the “Regulations”), nor do we admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “experts” as used in the Act or the Regulations.

D.A. Davidson & Co.
Irvine, California

Investment Banking
3333 Michelson Drive ● Suite 900 ● Irvine, CA 92612 ● (714) 327-8800
www.dadavidson.com